Exhibit 3.1

SECOND AMENDMENT TO THE BYLAWS
OF
RAIT FINANCIAL TRUST

This Second Amendment (the “Second Amendment”) to the Amended and Restated Bylaws dated as of November 16, 2016 and as further amended pursuant to that certain First Amendment dated June 26, 2017 (collectively, the “Bylaws”) of RAIT Financial Trust has been duly approved and adopted in accordance with Article XIII of the Bylaws.

1.Amendment.  Section 1101 of the Bylaws is hereby amended and restated to read in its entirety as follows:

“Section 1101.Dividends.  Dividends and other distributions upon the shares of beneficial interest of the Trust may be authorized by the Board of the Trust, subject to the provisions of applicable law and the Declaration.  Dividends and other distributions may be paid in cash, property or shares of beneficial interest of the Trust, subject to the provisions of applicable law and the Declaration.”

2.Effective Date.  This Second Amendment to the Bylaws is effective as of August 2, 2017.

3.Effect.  Except as otherwise provided in this Second Amendment, the Bylaws shall remain in full force and effect.

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IN WITNESS WHEREOF, the undersigned authorized officer has duly executed this Second Amendment as of August 2, 2017.

RAIT FINANCIAL TRUST

By:  /s/ Anders Laren
Name: Anders Laren
Title: Secretary